Exhibit 99.1

News Release

AmerisourceBergen Corporation

P.O. Box 959

Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN DOUBLES QUARTERLY DIVIDEND AND

SPLITS STOCK TWO-FOR-ONE

VALLEY FORGE, Pa. November 15, 2005 —The Board of Directors of AmerisourceBergen Corporation (NYSE: ABC) today announced a 100 percent increase in the quarterly dividend rate to $0.05 per common share from $0.025 per common share and a two-for-one stock split of the Company’s outstanding shares of common stock.

R. David Yost, AmerisourceBergen Chief Executive Officer, said, “The doubling of the dividend and the two-for-one stock split reflect our continued confidence in our performance and our disciplined use of cash to deliver long-term value to our shareholders.”

For the current quarter, the Company’s Board declared a cash dividend of $0.05 per share of common stock, payable December 12, 2005 to stockholders of record at the close of business on November 25, 2005.

The split will be in the form of a stock dividend, whereby each stockholder will receive one additional share for each share owned. The new shares will be distributed December 28, 2005 to stockholders of record at the close of business on December 13, 2005. The Company currently has approximately 104.3 million shares outstanding. After the split, the Company expects to have approximately 208.6 million shares of common stock outstanding, excluding any share repurchase or option exercise activity between now and the split date. As a result of the stock split, future declared quarterly cash dividends are expected to be paid at a rate of $0.025 per common share.

AmerisourceBergen reaffirmed its fiscal 2006 expectations of operating revenue growth in the range of 6 percent to 8 percent and diluted earnings per share of between $3.95 and $4.25, $1.98 to $2.13 on a post-split basis. Diluted earnings per share expectations include the impact of a $0.09, $0.045 post-split, charge for equity compensation expense and the anticipation that litigation recovery gains will be offset by facility consolidation and employee severance expense. For fiscal 2006, the Company continues to expect pharmaceutical distribution segment operating margins to be in the range of 115 basis points to 125 basis points, and cash flow from operations to be in the range of $500 million to $600 million.

News Release

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; success of the Pharmaceutical Distribution segment’s ability to transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar – Canadian dollar exchange rate; economic, business, competitive and/or regulatory developments in Canada; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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